UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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VARIFLEX, INC.

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VARIFLEX, INC.
5152 North Commerce Avenue
Moorpark, CA 93021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 11, 2002 at 9:00 a.m., Local Time

Notice is hereby given that the 2002 Annual Meeting of Stockholders of Variflex, Inc. (the “Company”) will be held at Variflex, Inc., 5156 N. Commerce Avenue, Moorpark, California, on Wednesday, December 11, 2002 at 9:00 a.m., local time, for the following purposes:

1.	To elect six directors for terms expiring in 2003.

2.	To consider and take action upon a proposal to ratify the selection of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the year ending July 31, 2003.

3.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

You must be a shareholder of record at the close of business on November 4, 2002 to vote at the meeting or any adjournments or postponements of the meeting. Regardless of whether you will attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope.

You are cordially invited to be present.

By order of the Board of Directors

Mark S. Siegel, Secretary

November 22, 2002

VARIFLEX, INC.
5152 North Commerce Avenue
Moorpark, CA 93021

PROXY STATEMENT

Annual Meeting of Stockholders to be held December 11, 2002

This statement is furnished in connection with the solicitation of proxies by the Board of Variflex, Inc. (the “Company”) from holders of the Company’s outstanding shares of common stock (“Common Stock”) entitled to vote at the 2002 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are first being mailed to stockholders on or about November 22, 2002.

The Board has fixed the close of business on November 4, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2002 Annual Meeting.

Abstentions and “broker non-votes” (as defined below) are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. Abstention from voting on any matter will have the practical effect of voting against any of the proposals since it is one less vote for approval. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have the effect of reducing the absolute number of votes required for stockholder approval. “Broker non-votes” are shares held by a broker or nominee for which an executed proxy is received by the Company, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary power to vote such shares.

On November 4, 2002, there were outstanding and entitled to vote 4,603,771 shares of Common Stock. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting in person at the meeting.

The Company will vote the shares represented by a properly signed proxy that the Company receives before or at the Annual Meeting in accordance with the specifications made on the proxy. Proxies which are received with no specifications will be voted: (1) for the election of the six directors named below; (2) for the ratification of the appointment of Ernst & Young LLP; and (3) according to the best judgment of the proxy holder in regard to any other matter that properly comes before the Annual Meeting.

1.  ELECTION OF DIRECTORS

The Company’s Bylaws permit the Board to fix the number of Board members between three and nine directors. At present, the Board has six members. The directors are elected at each annual meeting of the stockholders of the Company for a term of office running until the next annual meeting of the Company’s stockholders and until their successors have been elected.

The votes of the holders of a majority of the voting power of the Common Stock present at the Annual Meeting in person or by proxy is required for the approval of the nominees as directors in accordance with the Bylaws of the Company.

If any nominees for director should be unable or unwilling to serve, the persons authorized by the proxy to vote shall, pursuant to the authority granted to them by the Board, have the discretion to select and vote for substituted nominees (unless stockholders indicate otherwise, as noted above). The Company has no reason to believe that the nominees will be unable or unwilling to serve.

Biographical information about the six nominees for election to the Board is provided below.

NOMINEES FOR ELECTION AS DIRECTORS

Kenneth N. Berns, age 42, was appointed to the Company’s Board in October 1998. From October 1998 to July 2000, Mr. Berns served as Secretary of the Company. Mr. Berns also serves as a Director of Patterson-UTI Energy, Inc. Mr. Berns has been employed as a principle of REMY Investors & Consultants, Inc., a private investment and financial management company, and its affiliates (collectively, “Remy”) since December 1994. Mr. Berns is a Certified Public Accountant and holds a Bachelors Degree in Business Administration from San Diego State University and a Masters Degree in Taxation from Golden Gate University.

Michael T. Carr, age 49, was elected to the Company’s Board in March 1998. From December 2000 to November 2002, Mr. Carr served as Executive Vice President of Playboy Enterprises, Inc. and President of Playboy Publishing Division, a multi-media publisher of entertainment for men. From May 2000 to September 2000, Mr. Carr was Vice President Business Development of forestfactory, inc., an internet solutions for commercial paper company. From April 1990 to April 1999, Mr. Carr was President and Chief Executive Officer of Weider Publications, Inc., a publisher of several consumer magazines and specialty publications.

Loren Hildebrand, age 63, was appointed to the Company’s Board in February 1994. Mr. Hildebrand presently is the President and sole director and stockholder of Creative Consultants, a company he founded in 1992 to render consulting services to the toy industry. From May 1994 to September 1997, Mr. Hildebrand was Executive Vice President of Sales of Lewis Galoob Toys, Inc., a publicly traded toy manufacturer. Mr. Hildebrand earned his Bachelor of Arts degree in Economics from Pacific Lutheran University and his Masters of Business Administration degree from the University of Washington Graduate School of Business.

Raymond (Ray) H. Losi, age 79, has served on the Board of the Company since its inception in August 1977. Mr. Losi served as the Chairman of the Board from 1977 until his resignation from that position and the position of Chief Executive Officer effective November 1997. Mr. Losi served as President of the Company from 1977 until 1989, at which time he became Chief Executive Officer. Mr. Losi has over 50 years of experience in the junior sporting goods and bulk toys market. Mr. Losi attended Yale University and the University of Connecticut. Mr. Losi is the father of Raymond (Jay) H. Losi II, who is also an officer and director of the Company.

Raymond (Jay) H. Losi II, age 50, has served as Chief Operating Officer of the Company since 1992, as a director since 1985, and effective November 1997 was also named Chief Executive Officer. From 1992 until August 1998, Mr. Losi served as President of the Company. Prior to 1992, Mr. Losi served as Vice President in Charge of Procurement from 1984 and as Vice President in Charge of International Sales from 1981. Mr. Losi has directed product development for the Company since its inception in August 1977. Mr. Losi is the son of Raymond (Ray) H. Losi, who is also a director of the Company.

Mark S. Siegel, age 51, was elected to the Company’s Board and as Chairman of the Board in November 1997 and was elected Secretary of the Company in July 2000. Mr. Siegel also serves as Chairman of the Board of Patterson-UTI Energy, Inc. Mr. Siegel is President of Remy and has been associated with Remy since 1993. Mr. Siegel received a Bachelor of Arts degree in Philosophy from Colgate University and a Juris Doctor degree from the University of California at Berkeley (Boalt Hall) School of Law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
STOCKHOLDERS VOTE FOR ELECTION OF EACH OF THE ABOVE NOMINEES

BOARD OF DIRECTORS

Directors who are employees of the Company or serve the Company through consulting agreements receive no compensation for service as members of the Board. Each non-employee director receives options to purchase 4,000 shares of common stock of the Company at market price upon being appointed or elected to the Board and options to purchase 2,000 shares of common stock of the Company at market price for each subsequent year of service. Each non-employee director also receives $1,000 for each Board meeting and $500 for each committee meeting personally attended, or $250 for each such meeting in which they participate by telephone. All directors are reimbursed for expenses incurred in connection with attendance at meetings. The Company may grant awards to the directors under the Company’s 1994 Stock Plan.

The Board does not have a nominating committee. In March 1994, the Board established a Compensation Committee and an Audit Committee. The Compensation Committee, on which Messrs. Carr, Hildebrand and Siegel serve, establishes salaries, incentive and other forms of compensation for officers and other employees, administers the various incentive compensation and benefit plans, and recommends policies relating to such plans. The Audit Committee, on which Messrs. Berns, Carr and Hildebrand serve, is responsible for meeting periodically with representatives of the Company’s independent public accountants to review the general scope of audit coverage, including consideration of the Company’s accounting practices and procedures and system of internal accounting controls, and to report to the Board with respect thereto. The Audit Committee also recommends to the Board the appointment of the Company’s independent auditors.

In fiscal 2002, the Board held three meetings and took various actions by unanimous written consent. The Audit Committee and the Compensation Committee had two meetings, and one meeting and various actions by unanimous written consent, respectively, in fiscal 2002. During fiscal 2002, each director attended all of the aggregate of the total number of meetings of the Board plus the total number of meetings of all committees of the Board on which he served with the exception of Michael Carr, who was unable to attend one of the Board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock as of November 4, 2002 of each of the Company’s directors, each person (and certain related individuals) known by the Company to own beneficially more than 5% of the Common Stock (based on Schedules 13D, 13F, and 13G reports filed with the Securities and Exchange Commission), and each of the Named Executive Officers (as defined below).

Named Executive Officers, Directors and 5% Stockholders (1)	Shares Beneficially Owned (2)
	Number		Percent
REMY Capital Partners IV, L.P.	2,066,667	(3)(4)	41.30%
Mark S. Siegel	2,066,667	(3)(4)	41.30%
Kenneth N. Berns	2,066,667	(4)(5)	41.30%
Raymond (Jay) H. Losi II (6)	1,513,415	(4)(7)	31.49%
Raymond (Ray) H. Losi (6)	446,575	(4)(8)	9.30%
Dimensional Fund Advisors Inc.	361,200	(9)	7.85%
Steven L. Muellner	106,500		2.26%
Michael T. Carr	18,000		0.39%
Loren Hildebrand	14,000		0.30%
Paula Coffman	8,750		0.19%
Petar Katurich	—		—
Roger Wasserman All directors and executive officers as a group (10 persons)	—		— 75.37%

(1)	Unless otherwise indicated, the address of persons listed in this column is c/o Variflex, Inc., 5152 N. Commerce Avenue, Moorpark, CA 93021.

(2)
Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Shares of common stock which may be acquired within 60 days of November 4, 2002, through the exercise of options and warrants, are as follows: Mr. Raymond (Jay) H. Losi II, 202, 000 shares; Mr. Steven L. Muellner, 99,500; Mr. Michael T. Carr, 12,000; Mr. Loren Hildebrand, 12,000 and Ms. Paula Coffman, 8,750.

(3)
REMY Capital Partners IV, L.P. (“REMY IV”) owns 1,666,667 shares of Common Stock and 400,000 warrants currently exercisable to purchase Common Stock. The General Partner of REMY IV is REMY Investors, L.L.C. (“REMY LLC”), and the Managing Member for REMY LLC is Mark S. Siegel, the Company’s Chairman of the Board. The address of REMY IV, REMY LLC and Mr. Siegel is 1801 Century Park East, Suite 1111, Los Angeles, California 90067.

(4)
As a result of a voting agreement dated November 18, 1997, Raymond (Ray) H. Losi, Raymond (Jay) H. Losi II, Eileen Losi, Barbara Losi, Mark S. Siegel, Kenneth N. Berns and REMY IV, may be deemed to beneficially own 4,185,095 shares of Common Stock.

(5)
As a member of REMY LLC, Mr. Berns may be deemed to beneficially own 1,666,667 shares of Common Stock and 400,000 warrants currently exercisable to purchase Common Stock, however Mr. Berns disclaims beneficial ownership of such shares and warrants.

(6)	Mr. Raymond (Ray) H. Losi and Mrs. Barbara Losi are married. Mr. Raymond (Jay) H. Losi II is the son of Mr. Raymond (Ray) H. Losi and his prior spouse, Ms. Eileen Losi.

(7)
Includes 807,507 shares held by Losi Enterprises Limited Partnership, of which Losi Properties, Inc., a corporation whose sole stockholder is the 1989 Raymond H. Losi II Revocable Trust, of which Mr. Raymond (Jay) H. Losi II is a Trustee, is a general partner. Also includes 120,000 shares held by the Jay and Kathy Losi Revocable Trust dated January 1, 1989, for which Mr. Raymond (Jay) H. Losi II and his spouse are beneficiaries. Also includes 383,908 shares held by EML Enterprises Limited Partnership, of which 120,000 shares are registered in the name of Eileen M. Losi TTEE through the Eileen Losi Revocable Trust. Mr. Raymond (Jay) H. Losi II is a Trustee of the general partner of EML Enterprises Limited Partnership. Also includes 100,000 warrants currently exercisable to purchase Common Stock.

(8)
Includes shares held by Mr. Raymond (Ray) H. Losi as Trustee of the 1989 Raymond H. Losi Revocable Trust under declaration of trust dated January 23, 1989, for benefit of Raymond (Ray) H. Losi. Although Mr. Losi is married to Mrs. Barbara Losi, the shares retain their identity as the sole and separate property of the beneficiary of the trust (Mr. Raymond (Ray) H. Losi). Also includes 200,000 warrants currently exercisable to purchase Common Stock.

(9)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2002. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the “Portfolios”). In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 361,200 shares of Variflex, Inc. stock as of February 12, 2002. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

Voting Agreement

In November 1997, the entities controlled by the Losi Family that hold Common Stock of the Company (the “Losi Entities”) and REMY IV, entered into a voting rights agreement, pursuant to which the parties agreed to the procedures they would follow in nominating and voting for directors of the Company. Subject to certain adjustments if the holdings of Common Stock of REMY IV, on one hand, or the Losi Entities, on the other hand, decline to certain levels, the voting rights agreement states that, beginning in 1998, at each annual meeting of the Company, the parties will vote the shares of Common Stock of the Company owned by them for six directors, of which two directors will be nominated by REMY IV, two directors will be nominated by the Losi Entities and two independent directors will be agreed to by the Losi Entities and REMY IV. This voting agreement terminates no later than December 31, 2007.

Executive Officers of the Company

Below is biographical information about our executive officers except for Raymond (Jay) H. Losi II, whose biography appears above under the caption: “NOMINEES FOR ELECTION AS DIRECTORS.” Executive officers will be appointed each year by the Board at its annual meeting following the annual meeting of stockholders and serve for one year or until their successors are chosen and qualify in their stead.

Paula Coffman, age 38, has been an employee of the Company since June 1984. Since April 1999, she has served as Vice President of Operations. From January 1993 to April 1999, she was Vice President of Administrative Services. Prior to her appointment as Vice President, Ms. Coffman served the Company as Product and Sales Planning Manager, Sales Administration Manager and Sales Coordinator.

Petar Katurich, age 40, has served as Chief Financial Officer since February 2002. Prior to joining the Company, Mr. Katurich was Chief Financial Officer of Alignrite International, Inc. from October 1992 to June 2000. In June of 2000, Alignrite International, Inc was purchased by Photronics, Inc and Mr. Katurich served as Controller of Photronics, Inc until June 2001.

Steven L. Muellner, age 52, has served as President since August 1998. Prior to joining the Company, Mr. Muellner was President and Co-Chief Executive Officer of Applause Enterprises, a gift and toy company, from July 1996 to May 1998.

Executive Compensation

The following table sets forth all compensation paid by the Company during fiscal 2000, 2001 and 2002 to (i) the individual serving as the Company’s chief executive officer during fiscal 2002, and (ii) the four other most highly compensated executive officers of the Company during fiscal 2002 (collectively referred to as the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation(1)
Name and Principal Position	Fiscal Year	Salary	Bonus(4)	Other Annual Compesation		Securities Underlying Options
Raymond (Jay) H. Losi II	2002	$343,609	$—	$	*	—
Chief Executive Officer	2001	313,942	40,000		*	60,000
	2000	300,000	69,000		*	—

Steven L. Muellner	2002	$300,278	$—	$	*	—
President	2001	275,942	25,000		*	60,000
	2000	262,000	49,000		*	—

Roger M. Wasserman (2)	2002	$129,338	$—	$	*	—
Former Chief Financial Officer	2001	137,550			*	—
	2000	131.250	18,000		*	—

Paula Coffman	2002	$121,847	$—	$	*	—
Vice President of Operations	2001	102,000	10,000		*	—
	2000	93,000	18,000		*	6,250

Petar Katurich (3)	2002	$69,231	$—	$	*	50,000
Chief Financial Officer

*	Any perquisites and other personal benefits, securities or property are less than $50,000 and less than 10% of total annual salary and bonus reported for the named executive officer.
(1)	Variflex has not granted any Restricted Stock Awards, SAR’s, or LTIP’s to any of the Named Executive Officers.
(2)	Resigned effective January 29, 2002.
(3)	Joined the Company in February 2002.
(4)	Bonuses earned in 2001 were awarded and paid in fiscal 2002 subsequent to the filing of the 2001 proxy.

INDIVIDUAL OPTION GRANTS TO NAMED EXECUTIVE
OFFICERS DURING FISCAL YEAR 2002

Name of Executive Officer	Number of Options Granted(1)	Percent of Total Options Granted to Employees in FY 2002	Exercise Price	Expiration Date(2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
					5%	10%
Petar Katurich	50,000	50%	$4.85	2/4/12	$152,507	$386,483

(1)	The options vest 20% on February 4, 2002, and in additional twenty percent increments annually thereafter.
(2)
The options expire in five equal annual installments beginning on the first business day prior to the sixth anniversary of the grant date. Therefore, all of the options will have expired by February 4, 2012. All options were granted subject to earlier termination upon certain events related to termination of employment.

FY 2002 OPTION EXERCISES AND FY 2002 YEAR-END VALUE TABLE

The following table sets forth information covering the value of unexercised options and deferred stock units held by the Named Executive Officers as of July 31, 2002.

Name of Executive Officer	of Shares Acquired on Exercise	Number of Shares Underlying Unexercised Options at End of Fiscal 2002		Value of Unexercised In-The-Money-Options At End—FY 2002 (1)
		Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond (Jay) H. Losi II	—	102,000	48,000	$—	$—
Steven L. Muellner	—	99,500	85,500	—	—
Roger M. Wasserman	—	—	—	—	—
Paula Coffman	—	8,750	3,750	—	—
Petar Katurich	—	—	50,000	—	—

(1)
Calculated by determining the difference between the fair market value of the Common Stock underlying the option at July 31, 2002 (the closing price of $4.00 per share as quoted on the Nasdaq National Market) and the exercise price of the Named Executive Officer’s Option.

Compensation Arrangements Upon Resignation, Retirement or Other Termination; Employment Agreements

In April 1994, the Company entered into an employment agreement with Mr. Raymond (Jay) H. Losi II for a three-year initial term. The agreement automatically renewed for an additional three-year term and after December 31, 1999, became a month-to-month employment agreement. If Mr. Losi terminates his agreement for cause as specified in his agreement or for certain other reasons specified in his agreement, including the occurrence of certain events in a change in control of the Company, he is entitled to receive, in lieu of any other remedy, three years base salary. The agreement obligates Mr. Losi not to compete against the Company, solicit its employees or disclose confidential information about the Company for one year after termination of his employment.

In April 1994, the Company entered into an employment agreement with Ms. Paula Coffman for an initial term of one year, which was automatically renewed for an additional one-year term that expired on March 31, 1996. Thereafter, the term of Ms. Coffman’s employment agreement continues on a month-to-month basis. The agreement obligates Ms. Coffman not to compete against the Company, solicit its employees or disclose confidential information about the Company for one year after termination of her employment.

In August 1998 the Company entered into an employment agreement with Mr. Steven Muellner. The initial term of his employment agreement was for two and one-half years. Upon expiration of this initial term, the employment agreement automatically renewed for an additional one-year period. If the Company terminates employment without cause, Mr. Muellner would be entitled to a severance benefit of $125,000. The agreement obligates Mr. Muellner not to compete for six months following termination without cause. The agreement also obligates Mr. Muellner not to solicit its employees or disclose confidential information about the Company for a period of one year after termination of his employment.

In February 2002 the Company entered into an employment agreement with Mr. Petar Katurich. The initial term of his employment agreement is for three years. Upon expiration of this initial term, the employment agreement automatically renews for an additional one-year period, unless either party elects not to renew at least ninety days prior to the expiration of the then current term. If the Company terminates employment without cause, Mr. Katurich would be entitled to a severance benefit of six months of his then current salary; provided, however, that if such termination occurred as a result of a “change in control”, Mr. Katurich is entitled to a severance benefit of twelve months of his then current base salary. The agreement obligates Mr. Katurich not to compete for six months following termination without cause. The agreement also obligates Mr. Katurich not to solicit its employees or disclose confidential information about the Company for a period of a year after termination of his employment.

The Board reviews the base compensation of each of the Named Executive Officers at least once a year. Based on increases pursuant to such reviews, the current annual salaries are as follows: Mr. Raymond (Jay) H. Losi II receives $325,000, Mr. Muellner receives $275,000, Mr. Katurich receives $150,000, and Ms. Coffman receives $125,000.

Consulting Agreements. As of November 1997, the employment agreement with Raymond (Ray) H. Losi was mutually and voluntarily terminated; Mr. Losi voluntarily resigned as Chief Executive Officer, and the Company and Mr. Losi entered into a Consulting Agreement. Effective as of November 1999, the Consulting Agreement was amended, extending its term on a month-to-month basis, terminable by either party on sixty days prior written notice, for a fee of $1,000 per month. The Company also pays the lease payment and insurance premium for an automobile used by Mr. Losi, and the premiums for Mr. Losi’s health insurance policies. Mr.Losi’s consulting agreement automatically terminates upon his death.

On November 18, 1997, the Company and REMY IV, entered into a Consulting Agreement pursuant to which in exchange for the rendition of advice and assistance on such financial matters as the Company may request, REMY IV was granted warrants to purchase 400,000 shares of the Common Stock of the Company at a price of Five Dollars and Ten Cents ($5.10) per share, all of which are currently exercisable. As additional compensation for the services to be rendered, the Company also granted to REMY IV certain registration rights pursuant to a Registration Rights Agreement entered into between the Company and REMY IV. The Consulting Agreement with REMY IV was for an initial term of two years and was amended and extended for two additional two year periods in November 1999 and November 2001. The current fee is $150,000 per year. REMY IV owns 1,666,667 shares of the Common Stock of the Company (in addition to the 400,000 warrants). The General Partner of REMY IV is REMY LLC and the Managing Member of REMY LLC is Mark S. Siegel, the Company’s Chairman of the Board and Secretary. Kenneth N. Berns is a director of the Company and is a member of REMY LLC.

Compensation Committee Interlocks and Insider Participation

Mr. Siegel serves as the Company’s Secretary and is the Managing Member of REMY LLC, the general partner of REMY IV, which has a consulting agreement with the Company. See “Consulting Agreements.” Messrs. Carr, Hildebrand and Siegel, non-employee directors, served as members of the Compensation Committee of the Board of the Company (the “Compensation Committee”) during fiscal 2002. None of the executive officers or directors is a director on any other board which relationship would be construed to constitute a compensation committee interlock within the meaning of the proxy rules of the Securities and Exchange Commission.

The information below regarding the Company’s Compensation Committee Report on Executive Compensation, Audit Committee Members, Report of the Audit Committee, and Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, and amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Compensation Committee Report on Executive Compensation

The Compensation Committee was established by the Board in March 1994. The Compensation Committee issues reports disclosing the Compensation Committee’s compensation policies applicable to the Company’s executive officers.

An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly qualified personnel. In that regard, the Company’s executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives. It is the Company’s philosophy to pay base salaries and annual incentives to executives in the middle range of compensation levels paid by comparable public companies based on the achievement of performance objectives.

The Company’s compensation program for executive officers is primarily comprised of base salary, an annual incentive based on the achievement of financial performance objectives, and long-term incentives in the form of stock option grants. Executives also participate in various other benefits plans generally available to all employees of the Company.

Base Salary

Base salaries for executive positions are generally established by evaluating responsibilities of the position, the experience of the individual and salaries for comparable positions in similarly-sized consumer goods wholesaler and distribution companies. The Committee from time to time consults salary surveys to help determine the relevant competitive pay levels. In determining salaries the Compensation Committee also takes into account individual experience and performance, equity relative to other positions within the Company, and specific issues particular to the Company.

Stock Option Grant

The Company strongly believes in tying employee rewards directly to the long-term success of the Company and increases in stockholder value through grants of executive stock options. Stock option grants are intended to result in minimal or no rewards if the stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation. Stock grants will also enable employees to develop and maintain a significant stock ownership position in the Company’s common stock.

Other Benefits

Executive officers are eligible to participate in benefits programs designed for all full-time employees of the Company. Other all-employee benefits programs include medical, dental, long-term disability and life insurance coverage.

2002 Compensation

In the face of a difficult economic environment, the Company’s revenues and profits decreased from the prior year. However, the Company continued to make significant progress in the design, development and marketing of its products. Based on this performance, selective cost-of-living and merit salary increases were implemented during the year for certain of the Company’s executive officers.

CEO Compensation

As with other executive officers of the Company, total compensation for the Chief Executive Officer, Mr. Raymond (Jay) H. Losi II, is comprised of a combination of base salary, an annual incentive bonus, stock options, and standard benefits afforded to all employees. Mr. Losi’s base salary is set forth in his employment agreement. As a result of the loss incurred in 2002, no stock options or incentive bonus was granted in 2002.

The Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code does not permit us to deduct cash compensation in excess of $1 million paid to any of our Named Executive Officers during any taxable year, unless such compensation meets certain requirements. We believe that our stock incentive plans comply with the rules under Section 162(m) for treatment as performance-based compensation, allowing us to deduct fully compensation paid to executives under the plan.

With respect to the above matters, this constitutes the report of the Compensation Committee members named below.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Michael T. Carr
Loren Hildebrand
Mark S. Siegel

Audit Committee Members

The listing standards of the National Association of Securities Dealers, Inc. (“NASD”) require, among other things, that the Company have an audit committee of at least three members, comprised solely of independent directors, at least one of whom has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background. The NASD’s listing standards permit the Company’s Board to appoint one director to the Audit Committee who is not independent, if the Board, under exceptional and limited circumstances, determines that such director’s membership on the Audit Committee is in the best interest of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

The Company’s Audit Committee members are Loren Hildebrand, Michael Carr, and Kenneth Berns. Both Mr. Hildebrand and Mr. Carr are considered an independent director under the definition of independence in the NASD’s listing standards. Mr. Berns, by virtue of the fact that he is a member of REMY LLC, an affiliate of the Company, does not meet the NASD’s definition of independence. As permitted by the NASD’s listing standards, the Company’s Board determined that it would be in the best interests of the Company and its stockholders to appoint Mr. Berns to the Audit Committee because (i) Mr. Berns is a certified public accountant, has extensive experience in the financial affairs of publicly held companies, and is familiar with the Company and its financial affairs and (ii) it would be difficult and expensive for the Company to appoint another independent committee member before the final rules re-defining independence are promulgated by the NASD and Securities and Exchange Commission. Mr. Berns has been an audit committee member since Fiscal 2000.

Report of the Audit Committee

As discussed above under “Audit Committee Members,” two of the Audit Committee’s three members are independent directors, as defined under the listing standards of the NASD. The Board has adopted a written charter for the Audit Committee. The Audit Committee oversees our processes related to financial reporting, internal control, auditing and regulatory compliance activities on behalf of our Board. The Audit Committee also recommends to the Board the selection of independent auditors. The Audit Committee’s role is limited to this oversight. Management and our independent auditors are responsible for planning or conducting audits, determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and assuring compliance with applicable laws and regulations and our business conduct guidelines.

In performing its oversight function, the Audit Committee reviewed and discussed our year ended July 31, 2002 audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2002 audited financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held two meetings during fiscal 2002. Based upon the reports and discussions described in this report, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended July 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the selection of the Company’s independent auditors, and, based on our recommendation, the Board has selected Ernst & Young LLP as our independent auditors for fiscal 2003, subject to stockholder ratification.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Kenneth N. Berns
Michael T. Carr
Loren Hildebrand

Performance Graph

The following is a graph which compares the Company’s cumulative total stockholder return on the Common Stock with the cumulative total return on the NASDAQ Stock Market-U.S. Index and the NASDAQ Non-Financial Stock Index for the five fiscal years commencing July 31, 1998 and ending July 31, 2002, assuming an investment of $100 and the reinvestment of any dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during fiscal 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with.

Related Party Transactions

See previous discussion under “Consulting Agreements.”

2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board has selected Ernst & Young LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ending July 31, 2003. A resolution will be submitted to stockholders at the meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board to select Ernst & Young LLP as the Company’s independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board; however, the Board may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection.

Ernst & Young LLP have been the Company’s auditors since 1992. It is expected that a representative of Ernst & Young LLP will be present at the meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the year ending July 31, 2003 requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS

ACCOUNTANTS’ FEES

Ernst & Young LLP billed the Company the following fees for services rendered in fiscal 2002:

Audit and Review Fees: $102,400
Financial Information System Design & Implementation Fees: 0
All Other Fees: $24,045

Our Audit Committee determined that Ernst & Young LLP’s provision of services for all non-audit fees in fiscal 2002 is compatible with maintaining Ernst & Young LLP’s independence.

STOCKHOLDERS’ PROPOSAL

Proposals of Stockholders which are intended to be presented at the 2003 Annual Meeting must be received by the Company at its principal executive offices, in a form which complies with the applicable securities laws, no later than July 25, 2003 for inclusion in the Company’s proxy materials for that meeting. In addition, in the event a stockholder proposal is not received by the Company by October 8, 2003, the proxy to be solicited by the Board for the 2003 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgement and discretion if the proposal is presented at the 2003 Annual Meeting without any discussion of the proposal in the proxy materials for such meeting. Please address your proposals to: Variflex, Inc., 5152 North Commerce Avenue, Moorpark, California 93021, Attention: Mark S. Siegel, Secretary.

OTHER MATTERS

The Proxy and Proxy Statement have been approved by the Board and sent to stockholders by its authority. The matters referred to in the Notice of Meeting and in the Proxy Statement are, to management’s knowledge, the only matters that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy intend to vote said Proxy on any such matters in accordance with their best judgment.

Directors, officers and employees of the Company will make solicitation of proxies by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company.

By order of the Board of Directors

Mark S. Siegel, Secretary

November 22, 2002

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
VARIFLEX, INC.

December 11, 2002

¯ Please Detach and Mail in the Envelope Provided ¯

A	☒	Please mark your votes as in this example.

	FOR all nominees listed at right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed at right
1. ELECTION OF DIRECTORS:	☐	☐
(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name at right:)

Nominees:
Kenneth N. Berns
Michael T. Carr
Loren Hildebrand
Raymond (Ray) H. Losi
Raymond (Jay) H. Losi, II
Mark S. Siegel

	FOR	AGAINST	ABSTAIN
2. The proposal to ratify the appointment of Ernst & Young LLP.	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Stockholders planning to attend the Annual Meeting are requested to indicate the number of persons attending in the block.	☐

Stockholders may attend the meeting whether or not the block is filled in.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS IN THIS PROXY. IF INSTRUCTIONS ARE NOT INCLUDED HEREIN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENVELOPE ENCLOSED – NO POSTAGE IS REQUIRED.

Date ,2002
(SIGNATURE)	(SIGNATURE IF HELD JOINTLY)

NOTE:
(Please sign as name(s) appear(s) on this proxy card. If joint account, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

PROXY	COMMON STOCK PROXY	PROXY
VARIFLEX, INC.
5152 North Commerce Avenue, Moorpark, CA 93021

REVOCABLE PROXY FOR ANNUAL MEETING ON DECEMBER 11, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Raymond H. Losi II and Kenneth N. Berns, and each of them, as attorneys and proxies of the undersigned, each with full power of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Variflex, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at Variflex, Inc., 5156 North Commerce Avenue, Moorpark, California, on December 11, 2002, and at all adjournments thereof with all powers the undersigned would possess if personally present and voting thereat.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.